UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2004

U.S. XPRESS ENTERPRISES, INC.

(Exact name of Registrant as specified in its charter)

NEVADA	62-1378182
(State or other jurisdiction of	(I.R.S. employer identification no.)
Incorporation or organization)

4080 Jenkins Road	(423) 510-3000
CHATTANOOGA, TENNESSEE 37421	(Registrant's telephone no.)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (423) 510-3000,

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

General

On October 14, 2004, U.S. Xpress Enterprises, Inc. (the “Company”) entered into a five-year senior secured revolving credit facility and letter of credit sub-facility (the “Credit Facility”) with SunTrust Bank, as administrative agent, LaSalle Bank, N.A. as documentation agent, Fleet National Bank (a wholly-owned subsidiary of Bank of America Corporation) as syndication agent and other lenders in an aggregate principal amount of $100 million that expires in October 2009. This replaces the $100 million facility that was set to mature in March 2007.

The Company also entered into a $100 million accounts receivable securitization (the “Securitization Facility”) which is renewable annually. SunTrust Robinson Humphrey Capital Markets arranged the securitization, Three Pillars Funding, LLC, a SunTrust affiliate, funded the transaction and SunTrust Bank provided the transaction specific liquidity facility that supported the receivables purchase.

Revolving Credit Facility

Borrowings under the credit facility bear interest at the base rate, as defined, plus an applicable margin of 0.0% to 0.25% or LIBOR plus an applicable margin of 0.875% to 2.00% based on the Company’s lease adjusted leverage ratio. The credit facility also prescribes additional fees for letter of credit transactions and a quarterly commitment fee on the unused portion of the loan commitment.

The credit facility requires among other things, maintenance by the Company of prescribed minimum amounts of consolidated tangible net worth, fixed charge and asset coverage ratios and a leverage ratio. It also restricts the ability of the Company and its subsidiaries, without the approval of the lenders, subject to certain exceptions, as defined, to engage in sale-leaseback transactions, transactions with affiliates, investment transactions, acquisitions of the Company’s own capital stock or the payment of dividends on such stock, future asset dispositions (except in the ordinary course of business) or other business combination transactions and to incur liens and future indebtedness.

Accounts Receivable Securitization

The Company will sell accounts receivable as part of a two-step securitization transaction that will provide the Company with funding similar to a revolving credit facility at commercial paper rates. To facilitate this transaction, Xpress Receivables, LLC (“Xpress Receivables”) was formed as a wholly owned subsidiary of the Company. Xpress Receivables is a bankruptcy remote, special purpose entity, which will purchase accounts receivable from U.S. Xpress, Inc. and Xpress Global Systems, Inc. Xpress Receivables will fund these purchases with money borrowed under a new credit facility with Three Pillars Funding, LLC. The borrowings will be secured by the accounts receivable and paid down through collections on the accounts receivable. Xpress Receivables can borrow up to $100 million under its credit facility, subject to eligible receivables and will pay interest on its borrowings based on commercial paper interest rates, plus an applicable margin, and a commitment fee on the daily, unused portion of the facility. The securitization facility will be reflected as a current liability because the term, subject to annual renewals, is 364 days.

The securitization facility requires that certain performance ratios be maintained with respect to accounts receivable and that Xpress Receivables preserve its bankruptcy remote nature.

The credit and securitization facilities include usual and customary events of default for facilities of this nature and provide that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the facilities may be accelerated and the lenders’ commitments maybe terminated.

A copy of the credit and securitization facilities and receivable sales agreements are filed as exhibits to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits:

Exhibit No.                        Description

10.65	Revolving Credit and Letter of Credit Loan Agreement, dated as of October 14, 2004, among U.S. Xpress Enterprises, Inc. as Borrower; the Lenders from time to time party hereto; SunTrust Bank as Administrative Agent; Fleet National Bank as Syndication Agent; LaSalle Bank, National Association, as Documentation Agent; and SunTrust Capital Markets, Inc. as Lead Arranger and Book Manager.

10.66	Loan Agreement, dated as of October 14, 2004 among Xpress Receivables, LLC, as Borrower; U.S. Xpress Inc. and Xpress Global Systems, Inc., as Initial Servicers; Three Pillars Funding LLC, as Lender; and SunTrust Capital Markets Inc., as Administrator.

10.67	Receivables Sale Agreement, dated as of October 14, 2004 among U.S. Xpress, Inc. and Xpress Global Systems, Inc., as Originators; and Xpress Receivables, LLC, as Buyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 20, 2004	U.S. Xpress Enterprises, Inc. BY: /S/ Ray M. Harlin —————————————— Ray M. Harlin Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.                        Description

10.65	Revolving Credit and Letter of Credit Loan Agreement, dated as of October 14, 2004, among U.S. Xpress Enterprises, Inc. as Borrower; the Lenders from time to time party hereto; SunTrust Bank as Administrative Agent; Fleet National Bank as Syndication Agent; LaSalle Bank, National Association, as Documentation Agent; and SunTrust Capital Markets, Inc. as Lead Arranger and Book Manager.

10.66	Loan Agreement, dated as of October 14, 2004 among Xpress Receivables, LLC, as Borrower; U.S. Xpress Inc. and Xpress Global Systems, Inc., as Initial Servicers; Three Pillars Funding LLC, as Lender; and SunTrust Capital Markets Inc., as Administrator.

10.67	Receivables Sale Agreement, dated as of October 14, 2004 among U.S. Xpress, Inc. and Xpress Global Systems, Inc., as Originators; and Xpress Receivables, LLC, as Buyer.